UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

DE Acquisition 2, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3017 W. 97th St., Suite 117 Minneapolis, Minnesota		55431
(Address of principal executive offices)		(Zip Code)

(612) 889-8729
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On January 14, 2014, DE Acquisition 2, Inc. (the “Company”), Cachet Financial Solutions, Inc. (“Cachet”) and Cachet Acquisition Corp., a wholly owned subsidiary of the Company (the “Merger Sub”) entered into an Agreement and Plan of Merger and Reorganization, attached hereto as Exhibit 2.1 (the “Merger Agreement”).  Under the terms of the Merger Agreement, Merger Sub will merge with and into Cachet (the “Merger”), and Cachet will be the surviving corporation to the Merger and become a wholly owned subsidiary of the Company.  The Merger is expected to close on January 31, 2014, subject to the satisfaction or waiver of customary closing conditions.

As of the effective time of the Merger (the “Effective Time”), each share of Cachet common stock issued and outstanding immediately prior to the Effective Time (other than shares of Cachet common stock owned by the Company or Merger Sub immediately prior to the Effective Date which will be cancelled and extinguished, and dissenting shares) will be automatically converted into and exchanged for fully paid and non-assessable shares of common stock of the Company (the “Company Common Stock”) such that the Company shall issue to each holder of Cachet common stock that number of shares of Company Common Stock equal to the product of the number of shares of Cachet common stock held by such shareholder (or, as applicable, the number of shares of Cachet common stock to which a subscriber is entitled) multiplied by 1.489 with fractional shares rounded down to the nearest whole number (such ratio, the “Merger Exchange Ratio”).

The Company has made customary representations, warranties and covenants in the Merger Agreement, including: (i) to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) not to engage in certain kinds of transactions or take certain actions during such interim period, and (iii) to obtain all consents and approvals necessary to consummate the transactions contemplated by the Merger Agreement.

Additionally, prior to the Merger, Cachet must undertake efforts to engage in a private placement of Cachet common stock and warrants to purchase additional shares of Cachet common stock resulting in gross proceeds of at least $2.0 million (any such transaction or series of related transactions is the “Private Placement”).  Cachet is also entitled to grant registration rights to investors in the Private Placement such that, following the Merger, the Company may be obligated to file a registration statement with respect to the resale of Company Common Stock received in the Merger by investors in the Private Placement.

The Merger Agreement contains certain termination rights for the Company, Cachet and Merger Sub.  Among those rights, the Company or Cachet may, if the Effective Time has not occurred on or before February 28, 2014, or such later date as the Company and Cachet may mutually agree, terminate the Merger Agreement.

The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Merger Agreement, dated January 14, 2014, by and among DE Acquisition 2, Inc., Cachet Financial Solutions, Inc. and Cachet Acquisition Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DE ACQUISITION 2, INC.

Date: January 21, 2014	By:	/s/ Terril H. Peterson
Terril H. Peterson
President, Secretary, Treasurer and Director